Exhibit 99.1

Reading International Announces Record First Quarter Revenue

•	Revenue was up 23.6% over the 2004 Quarter, to $28.0 million

•	EBITDA(1) was strong at $2.3 million

Los Angeles, California, - (PR NEWSWIRE) – May 10, 2005 – Reading International, Inc. (AMEX: RDI) announced today a record first quarter revenue of $28.0 million, for its quarter ended March 31, 2005 coupled with a strong positive EBITDA(1).

First Quarter 2005 Highlights

•	Revenue at $28.0 million increased 23.6% compared to Q1 2004.

•	Strong positive EBITDA at $2.3 million for the quarter and year-to-date.

•	Entered into a purchase and sale agreement for the sale of our Glendale office building in California, for $21.0 million.

First Quarter 2005 Discussion

     Revenue grew by $5.3 million, 23.6% to $28.0 million from $22.6 million in the 2004-quarter, somewhat assisted by currency effects and despite an industry-wide lackluster quarter in the cinema exhibition aspects of our operations. Cinema revenues in Australia and New Zealand grew by $3.6 million compared to last year, with some assistance from currency, but primarily as a result of our mid/late-year 2004 acquisitions of the “Anderson” and “Movieland” circuits and the completion and opening, in December 2004, of two new cinemas with 15 screens in Australia. In the US, cinema revenue grew by $1.2 million due to increased admissions resulting from renewed access to film from distributors with whom we have reached settlements, relative to our anti-trust cases against them. Also in the US, real estate income was strong for the quarter, up $477,000 from last year, primarily from our live theater rentals.

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as management believes it to be a relevant and useful measure to compare operating results among its properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

     We maintained our strong EBITDA(1), which at $2.3 million was only $0.3 million or 12.8% lower than last year’s quarter. This year’s quarter was negatively affected primarily by higher than prior year legal expenses predominantly due to the not yet fully settled anti-trust litigation in the US.

     As a percent of revenue, operating expense was better from year-to-year, at 79.1% in the 2005 quarter compared to 80.0% in the 2004 quarter. Increased rental revenue from our real estate holdings, especially our live theater properties, due to higher occupancy factors and renegotiated rent levels, without a corresponding increase in expense, was a contributing factor.

     Depreciation and amortization was up by $392,000 or 13.6% from $2.9 million to $3.3 million for the 2005 quarter. This increase reflects the 2004 acquisitions of the “Anderson” and “Movieland” circuits.

     General and administrative expense grew $432,000 or 12.3%, from $3.5 million to $3.9 million in the 2005 quarter. This increase was primarily due to higher legal bills for our continuing anti-trust litigation in the US.

     The other significant drivers that affected the 2005 quarter compared to the 2004 quarter were:

•	in the 2005 quarter, $384,000 of increased interest expense, driven by higher borrowings and interest rates; and

•	in the 2004 quarter, a gain of $719,000 on realized currency translations not repeated in the 2005 quarter.

     As a result of the above, we reported a $2.4 million net loss for the 2005 quarter compared to a $1.4 million loss in the 2004 quarter. Our EBITDA(1) at $2.3 million for the 2005 quarter, compared to $2.7 million for the 2004 quarter, although lower than prior year quarter was, in our view, a positive result given the quality of film available during the first quarter and operating results generally in the cinema industry.

     In January 2005, we entered into a purchase and sale agreement providing for the sale of our Glendale office building in Glendale, California for $21.0 million. Our Glendale property is currently subject to a first mortgage in the amount of approximately $10.1 million. It is currently our intention to complete a “1031 exchange” of the Glendale property for the fee and ground lease comprising the Cinemas 1, 2 & 3 property. In accordance with generally accepted accounting practices we have disclosed all data relating to the Glendale property as a discontinued operation and an asset held for sale.

Balance Sheet

     Total assets at March 31, 2005 were $231.9 million compared to $230.2 million at December 31, 2004. The currency exchange rates for Australia and New Zealand as of March 31, 2005 were $0.7729 and $0.7126, respectively, and as of December 31, 2004, these rates were $0.7709 and $0.7125, respectively. As a result, currency had only a slight positive effect on the balance sheet at March 31, 2005 compared to December 31, 2004.

     Cash and cash equivalents were down approximately $5.3 million at $7.0 million compared to $12.3 million at December 31, 2004. The decrease in cash was primarily driven by:

•	$5.7 million related to the on-going construction work on our Newmarket development;

•	$300,000 related to the purchase of property and equipment in the U.S. and New Zealand;

•	$963,000 attributed to our additional investment in the 205-209 East 57th Street Associates, LLC, the company developing Place 57, the site of our former Sutton Cinema;

•	$3.4 million additional deposit made to acquire the Cinemas 1, 2, 3 property in New York City; and

•	$3.0 million reduction in accounts payable related to the accelerated payoff of Australian payables in preparation for the implementation of a new accounting system for our world-wide operation, coupled with a seasonal reduction of film payable; offset by

•	$7.8 million of new borrowings.

     In addition, we have sufficient borrowing capacity under our new corporate facility from our Australian bank, to recoup substantially all of the working capital that we have invested in our 2004 Australian acquisition, if we so choose. At the present time we have approximately $15.0 million in undrawn funds under our Australian Corporate Credit Facility.

     As a result of the above, our negative working capital has reduced to $5.8 million compared to $8.1 million at December 31, 2004. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

     The resulting stockholders’ equity was $100.3 million at March 31, 2004 compared to $102.0 at December 31, 2004.

About Reading International, Inc.

     Reading International is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia, New Zealand and Puerto Rico; and

•	the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

     Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

º	Reading brand,

º	Angelika Film Center brand (http://angelikafilmcenter.com/), and

º	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the

º	Reading (http://www.readingcinemas.co.nz) and

º	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands; and

•	in Puerto Rico, under the CineVista brand.

     Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

     These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

     Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

º	The number and attractiveness to movie goers of the films released in future periods;

º	The amount of money spent by film distributors to promote their motion pictures;

º	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

º	The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

º	The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

º	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

º	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

º	The availability and cost of labor and materials;

º	Competition for development sites and tenants; and

º	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•	With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

º	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

º	The relative values of the currency used in the countries in which we operate;

º	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

º	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

º	Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

º	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

º	Changes in applicable accounting policies and practices.

     The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

     Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

     Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

     Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.” In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

  For more information, contact:

  Andrzej Matyczynski, Chief Financial Officer
  Reading International, Inc. (213) 235 2240

  [TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended
Statements of Operations	March 31,
	2005		2004
Revenue	$28,001		$22,647
Operating expense
Cinema/live theater/real estate	22,155		18,113
Depreciation and amortization	3,283		2,891
General and administrative	3,941		3,509

Operating loss	(1,378)		(1,866)

Interest expense, net	(866)		(482)
Other (income) expense	(271)		666
Minority interest (expense) income	(137)		15
Income from discontinued operations	78		90
Income tax expense	(233)		(301)
Equity earnings of unconsolidated investments	404		525

Net loss	$(2,403)		$(1,353)

Basic and diluted loss per share	$(0.11)		$(0.06)

EBITDA*	2,338		2,682

EBITDA change		(344)

*	EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended
	March 31,
	2005	2004
Net loss	$(2,403)	$(1,353)
Add: Interest expense, net	866	482
Add: Income tax expense	233	301
Add: Depreciation and amortization	3,283	2,891
Add: Adjustment for discontinued operations	359	361

EBITDA	$2,338	$2,682

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004

Revenue
Cinema	$24,393	$19,676
Real estate	3,608	2,971

	28,001	22,647

Operating expense
Cinema	20,547	16,559
Real estate	1,608	1,554
Depreciation and amortization	3,283	2,891
General and administrative	3,941	3,509

	29,379	24,513

Operating loss	(1,378)	(1,866)

Non-operating income (expense)
Interest income	73	336
Interest expense	(939)	(818)
Other (expense) income	(271)	666

	(1,137)	184

Loss before minority interest, income from discontinued operations, income tax expense, and equity earnings of unconsolidated investments	(2,515)	(1,682)
Minority interest	137	(15)

Loss from continuing operations	(2,652)	(1,667)
Income from discontinued operations	78	90

Loss before income tax expense and equity earnings of unconsolidated investments	(2,574)	(1,577)
Income tax expense	233	301

Loss before equity earnings of unconsolidated investments	(2,807)	(1,878)
Equity earnings of unconsolidated investments	404	525

Net loss	$(2,403)	$(1,353)

Basic loss per share	$(0.11)	$(0.06)
Weighted average number of shares outstanding – basic	22,006,839	21,899,290

Diluted loss per share	$(0.11)	$(0.06)
Weighted average number of shares outstanding – diluted	22,006,839	21,899,290

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets as of March 31, 2005 and December 31, 2004
(U.S. dollars in thousands)

	March 31,	December 31,
	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$6,985	$12,292
Receivables	6,104	7,246
Inventory	581	804
Investment in marketable securities, at cost	29	29
Restricted cash	471	815
Assets held for sale	8,539	8,590
Prepaid and other current assets	7,499	2,367

Total current assets	30,208	32,143
Property & equipment, net	136,774	133,660
Property held for development	27,417	27,346
Investment in unconsolidated joint ventures	8,565	7,352
Capitalized leasing costs	18	20
Goodwill	13,827	13,816
Intangible assets, net	11,652	11,957
Other assets	3,393	3,933

Total assets	$231,854	$230,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$10,191	$13,272
Film rent payable	3,593	4,144
Notes payable – current portion	416	401
Income taxes payable	7,244	7,091
Deferred current revenue	2,079	2,227
Liabilities related to assets held for sale	12,339	12,533
Other current liabilities	113	599

Total current liabilities	35,975	40,267
Notes payable – long-term portion	80,398	72,664
Deferred non-current revenue	531	522
Other non-current liabilities	11,044	11,294

Total liabilities	127,948	124,747

Commitments and contingencies
Minority interest in consolidated subsidiaries	3,605	3,470
Stockholders equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 34,464,167 issued and 20,472,733 outstanding at March 31, 2005 and 34,444,167 issued and 20,452,733 outstanding at December 31, 2004	205	205
Class B Voting Common stock, par value $0.01, 20,000,000 shares authorized, 2,198,761 issued and 1,545,506 outstanding at March 31, 2005 and December 31, 2004	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized	—	—
Additional paid-in capital	124,495	124,307
Accumulated deficit	(57,306)	(54,903)
Accumulated other comprehensive income	32,892	32,386

Total stockholders equity	100,301	102,010

Total liabilities and stockholders equity	$231,854	$230,227